                                                                         h(4)(b)

                                 AMENDMENT NO. 1
                    MASTER ADMINISTRATIVE SERVICES AGREEMENT


         The Master Administrative Services Agreement (the "Agreement"), dated June 1, 2000, by and between A I M Advisors, Inc., a Delaware corporation, and AIM Tax-Exempt Funds, a Delaware business trust, is hereby amended as follows:

         Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following:

                  "3. As full compensation for the services performed and the facilities furnished by or at the direction of the Administrator, the Portfolios shall reimburse the Administrator for expenses incurred by them or their affiliates in accordance with the methodologies established from time to time by the Trust's Board of Trustees. Such amounts shall be paid to the Administrator on a monthly basis."

         All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Dated:  May 9, 2001

                                           A I M ADVISORS, INC.


Attest:  /s/ P. MICHELLE GRACE             By: /s/ ROBERT H. GRAHAM
        -----------------------------         ---------------------------------
             Assistant Secretary                   Robert H. Graham
                                                   President


(SEAL)


                                           AIM TAX-EXEMPT FUNDS


Attest:  /s/ RENEE A. FRIEDLI                  By: /s/ ROBERT H. GRAHAM
        -----------------------------         ----------------------------------
             Assistant Secretary                   Robert H. Graham
                                                   President


(SEAL)